Exhibit 99.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of October 30, 2022 (the “Effective Date”), is entered into by and among Farmer Bros. Co., a Delaware corporation (the “Company”), the entities and persons listed on Exhibit A hereto (collectively with each of their Affiliates and Associates, the “JCP Parties”) and the entities and persons listed on Exhibit B hereto (collectively with each of their Affiliates and Associates, the “22NW Parties,” and together with the JCP Parties, the “Stockholder Parties”). The Company and the Stockholder Parties are collectively referred to herein as the “Parties,” and each of the Company and the collective Stockholder Parties, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 16 herein.

WHEREAS, as of the Effective Date, the JCP Parties beneficially own an aggregate of 992,826 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”);

WHEREAS, as of the Effective Date, the 22NW Parties beneficially own an aggregate of 1,967,247 shares of Common Stock;

WHEREAS, on September 14, 2022, the JCP Parties submitted to the Company a notice (the “Stockholder Nomination”) regarding their intent to nominate three (3) candidates (the “Group Nominees” and each, a “Group Nominee”) to the Company’s Board of Directors (the “Board”) at the Company’s 2022 Annual Meeting of Stockholders tentatively scheduled to be held no later than January 13, 2023, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “2022 Annual Meeting”); and

WHEREAS, the Company and the Stockholder Parties desire to enter into this Agreement regarding compositional changes to the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Board Composition and Other Company Matters.

(a)New Director. The Board, and all applicable committees of the Board, shall take all necessary actions to increase the size of the Board by one (1) member and appoint Bradley L. Radoff (“Mr. Radoff” or the “First New Director”) to serve as a director on the Board no later than five (5) days after the Effective Date (such date, the “Appointment Date”).

(i)The term of the First New Director shall begin on the Appointment Date and expire at the 2022 Annual Meeting or at such time when such First New Director’s successor is duly elected or appointed in accordance with the Bylaws and applicable law.

(ii)The Board, and all applicable committees of the Board, shall take all necessary actions to nominate (A) the First New Director, and (B) one (1) additional Group Nominee, of the Company’s choosing (the “Second New Director” and, together with the First New Director, the “New Directors”) who shall fill the vacant seat created by the retirement of Charles F. Marcy (“Mr. Marcy”), with such retirement being effective at the 2022 Annual Meeting, each as candidates for election to the Board at the 2022 Annual Meeting and the Company agrees to recommend, support and solicit proxies for the election of each New Director at the 2022 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.

(iii)As a condition to the Company’s obligation to appoint the First New Director and nominate the New Directors for election at the 2022 Annual Meeting, each of the New Directors shall (A) be required to provide information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors), in each case, as promptly as practicable to enable the timely filing of the Company’s proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”); (B) consent to and participate in an appropriate background check comparable to those undergone by other non-management directors of the Company; and (C) with respect to the First New Director, have complied at all times with the Company Policies (as defined below) after the Appointment Date.

(b)Retiring Directors. The Board, and all applicable committees of the Board, shall take all necessary actions to accept the retirements of (i) Mr. Marcy in his capacity as a director of the Board, and such retirement shall be effective as of the 2022 Annual Meeting, such that Mr. Marcy shall not be nominated by the Board for re-election to the Board at the 2022 Annual Meeting; and (ii) Christopher P. Mottern (together with Mr. Marcy, the “Retiring Directors”), in his capacity as a director of the Board, to be effective as of June 30, 2023.

(c)Board Size. From June 30, 2023 until the Termination Date (as defined below), the size of the Board shall not exceed eight (8) directors without the prior written consent of the Stockholder Parties.

(d)Board Policies and Procedures. Each Party acknowledges that each of the New Directors, upon appointment or election to the Board, as the case may be, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, the Company’s Code of Conduct and Ethics and any other policies on stock ownership, public disclosures, legal compliance and confidentiality (collectively, the “Company Policies”), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. The Company agrees that, upon appointment or election to the Board, as the case may be, each of the New Directors shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board and (iii) such other benefits on the same basis as all other non-management directors on the Board.

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(e)Replacement Rights.  If, from the Effective Date until the Termination Date, either (i) the First New Director is unable to serve as a director, or otherwise no longer serves on the Board, due to death, serious illness or disability, the Stockholder Parties shall identify a replacement director (a “Replacement”) or (ii) the Second New Director (or any Replacement(s)) designated by the Stockholder Parties is unable or no longer serves as a director for any reason, the Stockholder Parties shall identify a Replacement; provided, however, that if any Replacement of a director, who had himself or herself replaced the First New Director or the initial Replacement of the First New Director, is unable or no longer serves as a director for any reason, then the Stockholder Parties shall identify a Replacement. Any Replacement(s) identified pursuant to this Section 1(e) shall have relevant financial and business experience and qualify as “independent” pursuant to The Nasdaq Stock Market LLC’s listing standards (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading) and SEC rules and regulations, and such Replacement shall be expeditiously appointed to the Board, subject to the approval (not to be unreasonably withheld) by the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), after conducting a good faith customary due diligence process and consistent with its fiduciary duties. Any Replacement(s) appointed to the Board in accordance with this Section 1(e) shall be appointed to any applicable committees of the Board of which the New Director (or any Replacement) being replaced (the “Former Director”) was a member immediately prior to such director’s resignation or removal. Any rights or obligations of the Board and the Stockholder Parties as provided in this Section 1(e) shall terminate when the Stockholder Parties in the aggregate cease to beneficially own at least ten percent (10.0%) of the Company’s then outstanding Voting Securities.  In the event the Nominating Committee determines in good faith not to appoint any Replacement(s) proposed by a Stockholder Party (with such approval by the Nominating Committee not to be unreasonably withheld), the Stockholder Parties shall have the right to propose additional Replacements for consideration, and the provisions of this Section 1(e) shall continue to apply. All references to “New Director,” for purposes of this Agreement, shall be deemed references to the Replacement who replaces the applicable Former Director in the event that a Replacement is appointed. Until the Termination Date, any Replacement designated pursuant to this Section 1(e) replacing a New Director prior to the mailing of the Company’s definitive proxy statement for the Company’s applicable annual meeting of stockholders shall stand for election at such meeting together with the Company’s other director nominees; provided, however, that in no event shall the Company be obligated to nominate any Replacement for election or re-election at any such annual meeting unless such Replacement was appointed as a Replacement (i) after the Company’s decision to nominate the Former Director, who the Replacement is replacing or replaced, in the Company’s director nominee slate for the then upcoming annual meeting of stockholders, but (ii) prior to mailing the Company’s definitive proxy statement for the Company’s applicable annual meeting of stockholders.

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(f)Committees and Leadership.

(i)Promptly following the appointment of the First New Director to the Board, the Board and all applicable committees of the Board shall take such actions as are necessary to appoint the First New Director to the Nominating Committee. Promptly following the election of the Second New Director to the Board, the Board shall take such actions as are necessary to appoint the Second New Director to the Nominating Committee. The New Directors (or any Replacement(s)) shall continue to serve on the Nominating Committee until the Termination Date.

(ii)Promptly following the conclusion of the 2022 Annual Meeting, the Board and all applicable committees of the Board shall take such actions as are necessary to create a special committee of the Board (the “Special Committee”) to review strategic alternatives and capital allocation initiatives and such review shall include the authorization and empowerment of the Special Committee to, among other things, engage or otherwise retain and compensate independent financial advisors and legal counsel to assist in discharging the duties of the Special Committee. From its formation until the Termination Date, the Special Committee shall be comprised of four (4) independent directors, which upon the Special Committee’s formation shall include each New Director (or any Replacement) who shall serve on such committee until the earlier of (A) the Termination Date or (B) the resignation of such respective New Director from the Special Committee.

(iii)Without limiting the foregoing, each New Director shall be equally eligible for membership to any committee of the Board as any other independent director with similar relevant expertise and qualifications.

(iv)Promptly following the conclusion of the 2022 Annual Meeting, the reconstituted Board shall meet and select a Chairman of the Board.

2.Withdrawal of Proxy Contest and Related Matters.

(a)Concurrently with and effective upon the execution of this Agreement, the JCP Parties shall irrevocably withdraw or cause the irrevocable withdrawal of the Stockholder Nomination and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and shall not take any further action in connection with the solicitation of proxies in connection with the Stockholder Nomination (other than in connection with such withdrawal or Section 10 hereof).

(b)No later than two (2) business days after the Effective Date, each Stockholder Party, solely for and on behalf of itself, agrees to take all necessary actions to irrevocably cease any and all solicitation and other activities in connection with the 2022 Annual Meeting (it being understood and agreed that the Stockholder Parties are required to vote their shares of Common Stock beneficially owned as of the record date with respect to the 2022 Annual Meeting, subject to the provisions of this Agreement).

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3.Voting. From the Effective Date until the Termination Date (the “Standstill Period”), each Stockholder Party agrees solely for and on behalf of itself that it will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it in accordance with the Board’s recommendations with respect to (a) each election of directors, any removal of directors and any replacement of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. LLC (“GL”) recommend otherwise with respect to any proposals (other than as related to the election, removal or replacement of directors), each Stockholder Party shall be permitted to vote in accordance with ISS’s and GL’s recommendation; provided, further, that each Stockholder Party shall be permitted to vote in his or its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction.

4.Mutual Non-Disparagement.

(a)Until the Termination Date, each Stockholder Party agrees solely for and on behalf of itself that neither it nor any of its Affiliates or Associates shall make any public statement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of the Company or its Affiliates or Associates or is otherwise critical, negative towards or derogatory of the Company or its Affiliates or Associates.

(b)Until the Termination Date, neither the Company nor its Affiliates or Associates shall make any public statement that constitutes an ad hominem attack on, or otherwise disparages, defames or damages the reputation or good name of any Stockholder Party or his or its Affiliates or Associates or is otherwise critical, negative towards or derogatory of any Stockholder Party or its Affiliates or Associates.

(c)Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d)The limitations set forth in Sections 4(a) or (b), as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 4(a) or (b), as applicable, if such statement by the other Party was made in breach of this Agreement.

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5.No Litigation. Prior to the Termination Date, each Party covenants and agrees solely for and on behalf of itself that he or it shall not, and shall not permit any of his or its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding (including with respect to the Stockholder Parties, commencing, encouraging or supporting any derivative action in the name of the Company or any class action against the Company or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) against (a) with respect to the Stockholder Parties, the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement), and (b) with respect to the Company, the Stockholder Parties or any of their respective Representatives (solely in the context of their representation of such Stockholder Party in connection with the subject matter of this Agreement); provided, however, that the foregoing shall not prevent (w) any Party or any of his or its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of his or its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) (x) litigation by any Party to enforce the provisions of this Agreement, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and (z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of his or its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party.

6.Standstill.

(a)During the Standstill Period, each Stockholder Party agrees solely for and on behalf of itself that it shall not, and shall cause its Affiliates and Associates not to, directly or indirectly:

(i)make any public announcement or proposal with respect to, or publicly offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock or other Voting Securities, whether or not such transaction involves a Change of Control of the Company; it being understood that the foregoing shall not prohibit a Stockholder Party or its Affiliates or Associates from (i) acquiring Voting Securities, (ii) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction or (iii) voting on any such transaction in accordance with Section 3;

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(ii)engage in, or knowingly assist in the engagement in (including, but not limited to, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations thereunder (the “Exchange Act”), to vote any securities of the Company (including by initiating, encouraging or participating in any “withhold” or similar campaign), in each case other than in a manner that is consistent with the Board’s recommendation on a matter;

(iii)advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company other than in a manner that is consistent with the Board’s recommendation on a matter or in connection with an Extraordinary Transaction;

(iv)other than in open market sale transactions where the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by a Stockholder Party to any Third Party with a known history of activism or known plans to engage in activism;

(v)take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or the management of the Company, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Certificate of Incorporation, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 1 or Section 3);

(vi)communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);

(vii)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;

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(viii)deposit any shares of Common Stock or other Voting Securities in any voting trust or subject any shares of Common Stock or other Voting Securities to any arrangement or agreement with respect to the voting of any shares of Common Stock or Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among the Stockholder Parties that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(ix)seek, or knowingly encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, or knowingly encourage or take any other action with respect to the election or removal of any directors, except as set forth in Section 1;

(x)form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security (other than a group that includes all or some of the Stockholder Parties); provided, however, that nothing herein shall limit the ability of an Affiliate of a Stockholder Party to join or in any way participate in the “group” currently in existence as of the Effective Date and comprising the Stockholder Parties following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Stockholder Party has formed a group with such Affiliate;

(xi)demand a copy of the Company’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Delaware providing for stockholder access to books and records (including lists of stockholders) of the Company;

(xii)make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xiii)enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Stockholder Party is prohibited from taking pursuant to this Section 6, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

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(b)Notwithstanding anything to the contrary contained in Section 6(a) or elsewhere in this Agreement, a Stockholder Party shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of the Company regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over such Stockholder Party, provided that a breach by such Stockholder Party of this Agreement is not the cause of the applicable requirement; or (C) communicating with stockholders of the Company and others in a manner that does not otherwise violate this Agreement.

(c)The provisions of Section 6(a) shall not limit in any respect the actions of any director of the Company in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders and the Company Policies (it being understood and agreed that a Stockholder Party shall not take any actions to indirectly violate any provision of Section 6(a)). The provisions of Section 6(a) shall also not prevent a Stockholder Party from freely voting his or its shares of Common Stock (except as otherwise provided in Section 3).

(d)During the Standstill Period, each Stockholder Party shall refrain from taking any actions which could have the effect of encouraging or assisting any Third Party to engage in actions which, if taken by a Stockholder Party, would violate this Agreement.

(e)Nothing in this Agreement shall limit in any respect the actions or rights of any director of the Company (including, for the avoidance of doubt, the New Directors) under applicable law in his or her capacity as such. Without limitation to the foregoing, the New Directors shall have the exact same (i) access to members of management as every other director and (ii) rights as every other director to access the books and records of the Company and to make information requests of management in order to facilitate these rights.

(f)At any time the Stockholder Parties cease to have a Schedule 13D filed with the SEC and during the Standstill Period, upon reasonable written notice from the Company pursuant to Section 17 hereof, the Stockholder Parties shall promptly provide the Company with information regarding the amount of the securities of the Company beneficially owned by each such entity or individual. This ownership information provided to the Company will be kept strictly confidential, unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement; provided, that in the event that the Company or any of its Representatives is required to disclose such information, the Company shall, unless prohibited by applicable law, give prompt written notice of such requirement to the Stockholder Parties.

7.Representations and Warranties of the Company. The Company represents and warrants to the Stockholder Parties that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, and (d) the Company has received irrevocable letters of resignation from the Retiring Directors consistent with the provisions of Section 1(b).

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8.Representations and Warranties of the Stockholder Parties. Each Stockholder Party represents and warrants to the Company solely for and on behalf of itself that (a) this Agreement has been duly and validly authorized, executed and delivered by such Stockholder Party, and constitutes a valid and binding obligation and agreement of such Stockholder Party, enforceable against such Stockholder Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for such Stockholder Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Stockholder Party associated with that signatory’s name, and to bind such Stockholder Party to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by such Stockholder Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (d) no Stockholder Party shall seek, and each Stockholder Party acknowledges that it does not have the right to receive, confidential information concerning the Company from the New Directors (or any Replacement), and (e) such Stockholder Party is not and will not become party to any agreement, arrangement or understanding (whether written or oral) with either of the New Directors (or any Replacement) with respect to such person’s service as a director on the Board.

9.No Other Discussions or Arrangements. Each of the Stockholder Parties represents and warrants that, as of the Effective Date, except as publicly disclosed in their respective SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) none of the Stockholder Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of the Stockholder Parties have entered into, directly or indirectly, any agreements or understandings with any person (other than their own respective Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

10.Press Release and SEC Filings.

(a)Promptly following the execution of this Agreement, the Company shall issue a press release in substantially the form attached hereto as Exhibit C (the “Press Release”) announcing certain terms of this Agreement. Neither the Company nor the Stockholder Parties shall make or cause to be made, and the Company and the Stockholder Parties shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

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(b)The Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide each of the Stockholder Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Stockholder Parties.

(c)No later than two (2) business days following the Effective Date, each Stockholder Party, either individually or jointly, shall file with the SEC an amendment to their respective Schedule 13D in compliance with Section 13 of the Exchange Act reporting entry into this Agreement. The Schedule(s) 13D shall be consistent with the terms of this Agreement, and the Stockholder Parties shall provide the Company with a reasonable opportunity to review and comment on the Schedule(s) 13D prior to being filed with the SEC and shall consider in good faith any comments of the Company.

11.Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the date that is the earlier of (a) thirty (30) days prior to the deadline under the Bylaws for director nominations and stockholder proposals for the 2023 Annual Meeting and (b) one hundred twenty (120) days prior to the first anniversary of the 2022 Annual Meeting (such date, the “Termination Date”); provided, however, that (c) the Termination Date shall be delayed until the date that is the earlier of (i) thirty (30) days prior to the deadline under the Bylaws for director nominations and stockholder proposals for the Company’s 2024 annual meeting of stockholders and (ii) one hundred twenty (120) days prior to the first anniversary of the 2023 Annual Meeting if (A) the Company notifies the Stockholder Parties and the New Directors in writing at least fifteen (15) days prior to such date that the Board irrevocably offers to re-nominate both of the New Directors for election at the 2023 Annual Meeting and (B) both New Directors agree to such re-nomination within fifteen (15) days of receipt of such notice, (d) the Stockholder Parties may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Company from a Stockholder Party specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Company has not taken any substantive action to cure within such fifteen (15) day period, and (e) the Company may earlier terminate this Agreement if any of the Stockholder Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by such Stockholder Party from the Company specifying the material breach, or, if impossible to cure within fifteen (15) days, that such Stockholder Party has not taken any substantive action to cure within such fifteen (15) day period. Notwithstanding the foregoing, the provisions of Section 11 through Section 23 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

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12.Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse the Stockholder Parties for their reasonable and well documented out-of-pocket fees and expenses incurred by the Stockholder Parties in connection with the 2022 Annual Meeting and the subject matter of this Agreement, including, but not limited to the negotiation and execution of this Agreement and the transactions contemplated hereby, provided that such reimbursement shall not exceed $40,000 in the aggregate.

13.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

14.Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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15.Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

16.Certain Definitions. As used in this Agreement:

(a)“2023 Annual Meeting” shall mean the Company’s 2023 annual meeting of stockholders;

(b)“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date; provided, however, that the term “Affiliate” shall not include any publicly-traded portfolio company of the Stockholder Parties; provided, further, that, for purposes of this Agreement, no Stockholder Party shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any Stockholder Party;

(c)“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the Effective Date;

(d)“beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(e)“business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day;

(f)“Bylaws” shall mean the Amended and Restated By-Laws of the Company, adopted as of October 14, 2018, as amended by Amendment No. 1 filed on September 11, 2020, and as may be further amended, corrected, or amended and restated from time to time;

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(g)“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, dated September 5, 2019, as amended by the Certificate of Amendment, dated March 20, 2020, the Certificate of Amendment, dated December 15, 2021, as corrected on March 4, 2022, and as may be further amended, corrected, or amended and restated from time to time;

(h)a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(i) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Company’s stockholders;

(j)“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(k)“Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees;

(l)“Third Party” shall mean any person that is not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of any Party; and

(m)“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

17.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

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If to the Company, to its address at:

Farmer Bros. Co.
1912 Farmer Brothers Drive
Northlake, Texas 76262

Attention:	General Counsel
Email:	LegalDepartment@farmerbros.com

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, NY 10103

Attention:	Lawrence S. Elbaum Patrick Gadson
Email:	lelbaum@velaw.com pgadson@velaw.com

If to a JCP Party, to the address at:

JCP Investment Management, LLC
1177 West Loop South, Suite 1320
Houston, Texas 77027

Attention:	James C. Pappas
Email:	jcp@jcpinv.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

Attention:	Ryan Nebel Rebecca Van Derlaske
Email:	rnebel@olshanlaw.com rvanderlaske@olshanlaw.com

If to a 22NW Party, to the address at:

22NW, LP
1455 NW Leary Way, Suite 400
Seattle, WA 98107

Attention:	Aron R. English
Email:	english@englishcap.com

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with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

Attention:	Ryan Nebel Rebecca Van Derlaske
Email:	rnebel@olshanlaw.com rvanderlaske@olshanlaw.com

18.Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.

19.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21.Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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23.Interpretation. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each of the Parties and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears, (a) the word “including” (in its various forms) means “including, without limitation;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Remainder of Page Intentionally Left Blank)

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

The Company:

FARMER BROS. CO.

By:	/s/ D. Deverl Maserang II
	Name:	D. Deverl Maserang II
	Title:	President and Chief Executive Officer

Signature Page to

Cooperation Agreement

JCP PARTIES

JCP INVESTMENT PARTNERSHIP, LP

By:	JCP Investment Management, LLC Investment Manager

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Managing Member

JCP INVESTMENT PARTNERS, LP

By:	JCP Investment Holdings, LLC General Partner

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Sole Member

JCP INVESTMENT HOLDINGS, LLC

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Sole Member

JCP INVESTMENT MANAGEMENT, LLC

By:	/s/ James C. Pappas
	Name:	James C. Pappas
	Title:	Managing Member

james c. pappas

/s/ James C. Pappas
James C. Pappas

Signature Page to

Cooperation Agreement

22NW PARTIES

22NW FUND, LP

By:	22NW Fund GP, LLC General Partner

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	Manager

22NW, LP

By:	22NW GP, Inc. General Partner

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	President and Sole Shareholder

22NW FUND GP, LLC

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	Manager

22NW GP, INC.

By:	/s/ Aron R. English
	Name:	Aron R. English
	Title:	President and Sole Shareholder

ARON R. ENGLISH

/s/ Aron R. English
Aron R. English

RYAN W. BRODERICK

/s/ Ryan W. Broderick
Ryan W. Broderick

Signature Page to

Cooperation Agreement

BRYSON O. HIRAI-HADLEY

/s/ Bryson O. Hirai-Hadley
Bryson O. Hirai-Hadley

CORY J. MITCHELL

/s/ Cory J. Mitchell
Cory J. Mitchell

Signature Page to

Cooperation Agreement

Exhibit A

JCP Parties

JCP Investment Partnership, LP

JCP Investment Partners, LP

JCP Investment Holdings, LLC

JCP Investment Management, LLC

James C. Pappas

Exhibit B

22NW Parties

22NW Fund, LP

22NW, LP

22NW Fund GP, LLC

22NW GP, Inc.

Aron R. English

Ryan W. Broderick

Bryson O. Hirai-Hadley

Cory J. Mitchell

Exhibit C

Press Release

Farmer Bros. Co. Announces Board Refresh and Cooperation Agreement with Stockholders JCP Investment Management and 22NW

October 31, 2022

NORTHLAKE, Texas, October 31, 2022 (GLOBE NEWSWIRE) – Farmer Bros. Co. (NASDAQ: FARM) (the “Company”), today announced it has entered into a cooperation agreement (the “Cooperation Agreement”) with JCP Investment Management, LLC (collectively with its affiliates, “JCP”) and 22NW, LP (collectively with its affiliates, “22NW”), which together own approximately 15.7% of the Company’s outstanding common stock. Under the Cooperation Agreement, the Company has agreed to promptly appoint Bradley L. Radoff as an independent member of the Board of Directors (the “Board”). The Company will also include Mr. Radoff and an additional independent nominee from JCP’s nomination notice (the “Second New Director”) on its slate of candidates standing for election at the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”).

Upon election to the Board, the Second New Director will fill a vacancy created by the retirement of Charles F. Marcy from the Board at the 2022 Annual Meeting. Following the 2022 Annual Meeting, Christopher P. Mottern will retire from the Board, effective as of June 30, 2023. The size of the Board will not exceed eight after Mr. Mottern’s retirement.

The Company also agreed to form a new committee of the Board tasked with reviewing strategic alternatives and capital allocation initiatives promptly following the 2022 Annual Meeting. Both Mr. Radoff and the Second New Director will serve on the newly formed committee as well as the Nominating and Corporate Governance Committee.

Additionally, JCP has agreed to withdraw its notice of intent to nominate director candidates for election at the 2022 Annual Meeting and both JCP and 22NW have agreed to cease all solicitation and other activities in connection with the 2022 Annual Meeting. During the term of the Cooperation Agreement, JCP and 22NW have also agreed to customary standstill provisions and voting commitments.

“Chris and Chuck have provided thoughtful leadership, perspective and guidance to the Board during their tenures. We are grateful for their contributions and wish them the best,” said D. Deverl Maserang II, President and Chief Executive Officer of the Company. “The Company would also like to welcome Brad to the Board. He brings extensive financial and investment knowledge, a track record of value creation and significant experience serving on the board of directors of public companies. We also look forward to continuing to work with our stockholders, JCP and 22NW, going forward.”

“We appreciate the collaborative and constructive approach taken by the Board in reaching this agreement. The Board’s addition of two new independent directors and its commitment to maximizing stockholder value excite us about the Company’s future,” said James C. Pappas of JCP. “We look forward to continued collaboration with the Company to unlock value,” commented Aron English of 22NW.

The complete Cooperation Agreement will be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

About Bradley L. Radoff

Bradley L. Radoff is a successful investor and proven public company director with significant experience in the areas of corporate governance, capital allocation, operational turnarounds and strategic reviews. Mr. Radoff has held roles at some of the world’s top asset management firms and financial institutions, including Citadel and Third Point, where he held a senior-level position. He currently serves as a director of Harte Hanks, Inc. (NASDAQ: HHS), a leading global customer experience company, and Enzo Biochem, Inc. (NYSE: ENZ), a leading biosciences and diagnostics company. Mr. Radoff previously served as a director of companies that include VAALCO Energy, Inc. (NYSE:EGY), a Texas-based independent energy company, from June 2020 to January 2022, Support.com, Inc. (formerly NASDAQ: SPRT), a leading provider of cloud-based software and services, from June 2016 until its merger in September 2021, and Pogo Producing Company (formerly NYSE: PPP), a major oil and natural gas company, from March 2007 to November 2007 prior to its sale to Plains Exploration for $3.6 billion. Mr. Radoff graduated summa cum laude with a B.A. in Economics from The Wharton School at the University of Pennsylvania.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a leading coffee roaster, wholesaler, equipment servicer and distributor of coffee, tea and other allied products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $469.2 million in fiscal 2022 and has approximately 1,068 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this press release and in the Company’s filings with the SEC. These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company’s control. These factors include competition, timing, credit risks of lending activities, changes in general economic conditions, price pressures on loan and deposit products, and other factors detailed from time to time in the Company’s filings with the SEC. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Contact

For Farmer Bros.

Ellipsis

Jeff Majtyka

646-776-0886

For JCP or 22NW

Longacre Square Partners

Greg Marose, 201.936.4126

gmarose@longacresquare.com